STATEMENT OF REGISTERED INVESTMENT COMPANIES

PURSUANT TO RULE 17g-1 UNDER THE 1940 ACT

Pursuant to Rule 17g-1 under the Investment Company Act of 1940, the undersigned registered investment management company hereby states, on behalf of each of the funds in the Aquila Group of Funds, as follows:

The premium for the 10 million dollar insured bond covering the Aquila Group of Funds has been paid through the period ending July 31, 2011.

Dated this 15th day of September, 2010.

The Aquila Group of Funds

/s/ Robert Driessen
Robert Driessen Chief Compliance Officer

	Total Assets	Min. Bond
Trust	6/30/10	Required

Aquila Rocky Mountain Equity Fund	$7,686,377	$175,000

Aquila Three Peaks High Income Fund	295,231,012	750,000

Capital Cash Management Trust	1,001	50,000

Churchill Cash Reserves Trust	1,001	50,000

Churchill Tax-Free Fund of Kentucky	258,262,999	750,000

Hawaiian Tax-Free Trust	808,271,203	1,000,000

Narragansett Insured Tax-Free Income Fund	226,187,300	600,000

Pacific Capital Cash Assets Trust	337,621,004	750,000

Pacific Capital Tax-Free Cash Assets Trust	198,848,174	600,000

Pacific Capital U.S. Government Securities Cash Assets Trust	701,261,309	900,000

Tax-Free Fund For Utah	382,208,239	750,000

Tax-Free Trust of Colorado	287,032,561	750,000

Tax-Free Trust of Arizona	326,559,812	750,000

Tax-Free Trust of Oregon	505,067,186	900,000

	$4,334,239,180	$8,775,000